     Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact

Warren Edwards Executive Vice President/ Chief Financial Officer ACS, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/ Chief Marketing Officer ACS, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Appoints New Board Members and Announces Changes
to Corporate Governance Policies

DALLAS, TEXAS: September 15, 2003 – ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that it has appointed two new Directors to its Board and has proactively adopted New York Stock Exchange and Sarbanes-Oxley requirements, approving a number of changes to its corporate governance policies using best-practice standards. The two new members joining ACS’ Board of Directors are J. Livingston Kosberg and Dennis McCuistion.

“We are delighted with the caliber and expertise of ACS’ newest Board members,” said Darwin Deason, ACS Chairman of the Board. “We believe that Livingston and Dennis bring a wealth of business experience and hands-on operational expertise. They will be of great value to ACS as we focus on our continued successful growth and expansion. We also feel that the proactive changes we’re making to our governance policies ensure ACS applies the best, most current standards for review, audit compliance, and other governance matters.” Mr. Deason continued, “ I would also like to take this opportunity to sincerely thank our retiring Board members which include Pete Bracken, Cliff Kendall, and Henry Hortenstine for their valuable years of service and their contributions in helping oversee ACS’ tremendous growth.”

J. Livingston Kosberg has an impressive career as an entrepreneur, having started nearly fifteen businesses and taken four of them public. The Houston, Texas, resident has been involved in a variety of industries including healthcare, finance, and construction. Mr. Kosberg established the National Geriatric Centers in the early 60s. In 1971, with two partners, he formed and took public Gulf Republic Financial, a savings and loan and mortgage holding company of which he was Chairman of the Board. In the late 90s, he formed and became CEO of U.S. Physical Therapy. In 1983, Texas Governor Mark White appointed Kosberg Chairman of the Board of the Texas Board of Human Services.

He has also served on the Board of Trustees of both the Texas Cancer Council and the Houston Grand Opera, and is a past president of the Jewish Federation of Greater Houston.

Dennis McCuistion began his career in banking in 1964 at the First Bank and Trust in Richardson, Texas, where he rose to the position of Senior Vice President. From 1972 to 1975 he was President of the American Bank in Irving, Texas, and for the past 26 years, he has been President of McCuistion & Associates, providing consulting services to banks and businesses. Since 1990, Mr. McCuistion has served as executive producer and host of the nationally syndicated, award-winning McCuistion Program on PBS. McCuistion has also been an instructor for the American Institute of Banking for twenty years, and has been a faculty member for the Graduate School of Banking of the South, the Graduate School of Banking in Madison, Wisconsin, and the Southwestern Graduate School of Banking at Southern Methodist University. He’s a member of the National Association of Corporate Directors and the International Association of Facilitators.

The appointments of Kosberg and McCuistion are a direct result of ACS’ decision to proactively adopt New York Stock Exchange and Sarbanes-Oxley standards and shift the board composition to be comprised of a majority of outside directors. The Board of Directors will now be comprised of four outside directors and three inside directors. In addition to Mr. Kosberg and Mr. McCuistion, the other two outside directors will be Mr. Frank Rossi and Mr. Joe O’Neill. Both Mr. Rossi and Mr. O’Neill have served as outside directors of ACS since 1994. ACS’ inside directors will include Darwin Deason, Chairman of the Board; Jeff Rich, Chief Executive Officer; and Mark King, President and Chief Operating Officer. All Directors will stand for reelection at the Company’s upcoming Annual Meeting of stockholders on October 30, 2003. Former Directors, including Pete Bracken and Cliff Kendall, who joined the Board concurrent with ACS’ acquisition of Computer Data Systems in 1997, as well as Henry Hortenstine, a former Executive Officer of the Company, have retired from the Board. William Deckelman has relinquished his Board seat, but will continue as ACS’ Executive Vice President and General Counsel.

In addition to changing the composition of the Board to a majority of outside directors, the ACS Board of Directors is implementing a variety of best-practice changes to ACS’ corporate governance policies relative to board responsibilities, audit practices, and review guidelines. These changes generally include:

•	Adoption of corporate governance guidelines

•	Submission of auditors to shareholders for approval annually

•	Adoption of auditor rotation policy

•	Formation of a Nominating and Corporate Governance Committee of the Board of Directors comprised solely of outside Directors

•	Institution of stock ownership guidelines for both Directors and Executive Officers

•	Prohibition on stock option repricing

•	Formalization of the ability of outside Directors and Board Committees to retain outside advisors

•	Formation of a Compensation Committee comprised solely of outside Directors

•	Performance of periodic formal Board evaluation

•	Limitation of the number of additional company boards a Director may serve on to a maximum of four

As a result of the change in ACS’ corporate governance, ACS’ “Corporate Governance Quotient,” as recently reported by Institutional Shareholder Services, was approximately 94%, placing ACS in the top 10% within its Industry grouping.

The Corporate Governance Guidelines are available on ACS’ website. The company is planning to review its governance periodically and, where appropriate, may choose to further refine its policies.

ACS, a Fortune 500 company with more than 40,000 people supporting operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.